Exhibit 99.3b

CERTIFICATE OF OFFICER

OF

LENNAR PARTNERS, INC

Pooling and Servicing Agreement (the "Agreement") dated as of December 1, 2003,

among GMAC COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor,

GMAC COMMERCIAL MORTGAGE CORPORATION, as Master Servicer and Serviced Companion Loan Paying Agent, MIDLAND LOAN SERVICES, INC., as Special Servicer of the AFR/Bank of America Portfolio Whole Loan, LASALLE BANK NATIONAL ASSOCIATION, as Trustee, ABN AMRO BANK N.V., as Fiscal Agent, and LENNAR PARTNERS, INC., as Special Servicer with respect to all Mortgage Loans other than the AFR/Bank of America Portfolio Whole Loan.

(GMAC 2003-C3)

The undersigned, Susan K. Chapman, as Vice President of LENNAR PARTNERS, INC., a Florida Corporation (the "Company"), in accordance with Section 3.13 of the Agreement, hereby certifies on behalf of the Company that (i) a review of the activities of the Company during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Company has fulfilled in all material respects it obligations under this Agreement throughout such year or if there has been a material default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof, and (iii) the Company has received no notice regarding the qualification, or challenging the status, of the Trust Fund as a REMIC or of the Grantor Trust as a "grantor trust" under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body or, if it has received any such notice, specifying the details thereof.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2004.

Susan K. Chapman

Susan K. Chapman

Vice President

Lennar Partners, Inc.

OC GMAC 2003-C3